Exhibit 16.1

Ernst & Young LLP

5 Times Square

New York, New York 10036-6530

August 2, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 2, 2007, of WABCO Holdings Inc. and are in agreement with the statements contained in the paragraphs two, three and five on page three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP